Exhibit 99.2

HYDRA INDUSTRIES ACQUISITION CORP. ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING

NEW YORK, October 29, 2014 /PRNewswire/ - Hydra Industries Acquisition Corp. (NASDAQ: HDRAU) (the “Company”) announced today the closing of its initial public offering of 8 million units at an offering price of $10.00 per unit, resulting in gross proceeds of $80 million, before underwriting discounts and commissions and offering expenses. The Company has granted the underwriters a 45-day option to purchase up to an additional 1.2 million units to cover over-allotments, if any, in the public offering. Each unit consists of one share of the Company’s common stock, one warrant to purchase one-half of one share of its common stock, and one right which, upon the consummation of an initial business combination, entitles the holder thereof to receive one-tenth of one share of its common stock.

The Company is a newly organized blank check company formed for the purpose of effecting a merger or other business combination with a target company. The proceeds of the offering will be used in connection with such business combination.

The Company’s units began trading on the NASDAQ Stock Market under the symbol “HDRAU” on October 24, 2014. Once the securities comprising the units begin separate trading, the common stock, warrants and rights are expected to be listed on the NASDAQ Stock Market under the symbols “HDRA”, “HDRAW” and “HDRAR”, respectively.

UBS Investment Bank acted as sole book-running manager and EarlyBirdCapital, Inc. acted as co-manager for the offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission on October 24, 2014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from UBS Investment Bank, Attn: Prospectus Department/Syndicate, 299 Park Avenue, New York, NY 10171; telephone: (888) 827-7275.

For more information: www.hydraspac.com